Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces First Quarter Results

BOWIE, MD — April 26 2011 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for the quarter ending March 31, 2011.  WSB reports net earnings of $236,000 or $0.03 per basic and diluted share for the three months ended March 31, 2011, compared to net earnings of $254,000 or $0.03 per basic and diluted share for the comparable period of the prior year.

Mr. Phillip C. Bowman said: “We are pleased to announce positive earnings for the second consecutive quarter. This reflects our continued efforts in reducing the amount of problem assets, the reduction of high cost borrowings and the continued effort of increasing the Bank’s core deposit base which has allowed the Bank to be able to remain profitable despite the significant slowdown of loan demand.  Interest expense decreased $925,000, or 36%, as compared to the three months ended March 31, 2010, primarily due to the reduction of high cost borrowings.  Despite the significant slowdown of loan demand in commercial and commercial real estate lending, non-interest income increased $481,000, or 103%, compared to the three months ended March 31, 2010, primarily as a result of gain on sale of loans sold in the secondary market.  Non-interest expenses increased $260,000 for the three month period ending March 31, 2011, primarily as a result in increased salaries and benefits, primarily associated with the growth of the mortgage lending department.”

The Bank remains well in excess of the regulatory levels for being “well capitalized” and continues to look for profitable opportunities in this market to grow the Bank.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $408 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Remote deposit capture services for our commercial customers allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.  The Bank continues to offer FDIC insurance coverage of $250,000 per depositor.  The Dodd-Frank Wall Street Reform and Consumer Protection Act signed on July 21, 2010, made permanent the current standard maximum deposit insurance amount of $250,000.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended March 31,
	2011	2010	% Change
Interest income	$4,662,000	$5,582,000	(16)%
Interest expense	1,635,000	2,560,000	(36)
Net interest income	3,027,000	3,022,000	0
Non-interest income	947,000	466,000	103
Non-interest expenses	3,689,000	3,429,000	8
Provision for Loan Losses	0	0	0
Net Earnings	236,000	254,000	(7)
Basic Earnings Per Share	0.03	0.03	0
Diluted Earnings Per Share	0.03	0.03	0
Dividends Declared Per Share	0.00	0.00	0
Average Shares Outstanding	7,966,732	7,855,732	1
Average Diluted Shares Outstanding	7,967,387	7,879,472	1
Return on average assets	0.24%	0.23%	4
Return on average equity	1.79%	1.88%	(5)

	As of
	March 31, 2011	December 31, 2010	% Change
Total Assets	$409,352,000	$395,930,000	3%
Total loans held-for-investment	235,552,000	234,064,000	1
Total non performing loans to total loans held for investment	9.33%	11.56%	(19)
Allowance as a percentage of total gross loans held-for-investment	4.15%	4.37%	(5)
Total non-performing loans to total assets	5.37%	6.84%	(21)
Total non-performing assets to total assets	6.82%	8.37%	(19)
Deposits and borrowings	355,113,000	342,581,000	4
Total stockholders’ equity	52,373,000	51,619,000	1
Book value per share	$6.55	$6.51	1

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
As of March 31, 2011:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$41,567,459	17.46%	$14,282,298	6.00%	$27,285,161	11.46%
Total capital (to risk weighted assets)	44,554,379	18.72%	23,803,830	10.00%	20,750,549	8.72%
Core capital (leverage) (to tangible assets)	41,567,459	10.39%	19,995,687	5.00%	21,571,772	5.39%

Forward-Looking Statements: The statements in this release regarding increasing our mortgage banking activity, reducing risk, future gain on the sale of loans in the secondary market, future growth and continued reduction in interest costs,  are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement made in this release. Potential risks and uncertainties include, but are not limited to continued deterioration in the housing market or in general economic conditions in our market areas or a lagging recovery, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows, loan demand and real estate values, as well as other risks and uncertainties, as described by WSB in its Annual Report on Form 10-K for the year ended December 31, 2010, and in such other reports filed with the Securities and Exchange Commission and Office of Thrift Supervision, which are available on the Bank’s website at www.twsb.com.  WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.